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Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-140753, 333-131908, 333-120257 and 333-160275 on Form S-8 of our reports dated February 18, 2010, relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”), and the effectiveness of WellCare's internal control over financial reporting, appearing in this Annual Report on Form 10-K of WellCare for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

CERTIFIED PUBLIC ACCOUNTANTS

Tampa, Florida
February 18, 2010